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                                                                    EXHIBIT 21.1


SUBSIDIARIES OF THE REGISTRANT

Access One Pty Limited CAN 070 546 977

Cyber Publications Pty Limited ACN 072 474 081

Voyager New Zealand Limited

Web Wide Media Pty Limited ACN 075 448 538

OzEmail Fax Investments Pty Limited ACN 076 466 307

OzEmail Technologies Pty Limited ACN 076 666 316

OzEmail West Pty Limited ACN 009 291 936

OzEmail Interline Pty Limited ACN 078 742 891